Exhibit 99.1

Delta Apparel Announces 65% Third Quarter Sales Growth

Diluted EPS Expected to Reach Over $0.90, or 50% Above Fiscal 2019 Third Quarter

GREENVILLE, S.C., July 15, 2021 -- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, today announced preliminary sales and operating results for its 2021 fiscal third quarter ended July 3, 2021 (the “June” quarter).

The Company expects net sales for its June quarter to be approximately $118 million, representing 65% growth compared to the prior year and coming in roughly flat to the third quarter of fiscal 2019. The stronger than anticipated sales performance reflected exceedingly strong Salt Life Group revenue across all sales channels.  In particular, direct-to-consumer sales grew in excess of 150% compared to the third quarter of fiscal 2019. Delta Activewear also outperformed sales expectations, with strong demand from retail license and brand direct customers.   The favorable mix of higher margin, direct-to-consumer revenue combined with the benefit of lower product costs still flowing through cost of sales, drove gross margin improvement of over 200 basis points from the March quarter.  Stronger sales, higher gross margins and continued leverage of general and administrative expenses is expected to result in earnings of over $0.90 per diluted share for the Company’s fiscal 2021 June quarter.

Robert W. Humphreys, the Company’s Chairman and Chief Executive Officer, commented, “Our June quarter performance is a true testament to the power of our diversified business model.  The strong emotional connection to our Salt Life lifestyle brand drove robust consumer engagement that far exceeded our expectations and further validated our belief in this aspirational brand. As we announced last week, we are opening two new retail doors: one in Myrtle Beach, South Carolina, and one in Galveston, our first store in the state of Texas. With twelve Salt Life stores already opened, we have proven the success of this omni-channel shopping experience for consumers.  We now plan to accelerate our investments in this key sales channel, and look to further expand the Salt Life brand reach with at least five additional retail locations in 2022.”

Humphreys continued, “Within our Delta Group segment, we were very pleased with our teams’ ability to ramp up manufacturing capacity and capitalize on accelerating demand across sales channels. The June quarter is typically our strongest selling period of the year, and we delivered results significantly ahead of expectations considering the inventory constraints and supply chain disruptions we experienced during the quarter. We continue to see high demand from large retail and global brand partners seeking the products and value-added services we can uniquely deliver within the Delta Group segment.  Both of our business segments are strongly positioned in the marketplace and have initiatives well underway to capitalize on the momentum we are experiencing.  I’m bullish about our future and am more confident than ever about our ability to deliver sustainable, profitable growth for years to come,” Humphreys concluded.

Full Financial Results for Third Quarter Fiscal 2021 on August 5, 2021

Final and complete financial results for the Company’s fiscal year 2021 third quarter ended July 3, 2021 will be released after the market close on August 5, 2021. At 4:30 p.m. ET on that day, the Company’s senior management will also hold a conference call to discuss its financial results and business outlook. The Company invites you to join the call by dialing 866-269-4261. If calling from outside the United States, please dial 323-347-3281. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through September 5, 2021. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 9985753.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, COAST®, Soffe®, and Delta. The Company is a market leader in the on-demand, digital print and fulfillment industry, bringing DTG2Go’s proprietary technology and innovation to the supply chain of its customers. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business digital platform. The Company’s products are also made available direct-to-consumer on its ecommerce sites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,900 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the general U.S. and international economic conditions; the COVID-19 pandemic impact on our operations, financial condition, liquidity, and capital investments; significant interruptions within our manufacturing or distribution facilities or other operations; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the volatility and uncertainty of cotton and other raw material prices and availability; competitive conditions in the apparel industry; restrictions on our ability to borrow capital or service our indebtedness; changing consumer preferences or trends; our ability to successfully open and operate new retail stores; changes in economic, political or social stability at our offshore locations; our ability to attract and retain key management; significant changes in our effective tax rate; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy, fuel and other costs; material disruptions in our information systems; compromises of our data security; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Company Contact:

Deborah Merrill, 864-232-5200 x6620
investor.relations@deltaapparel.com

Investor Relations and Media Contact:
ICR, Inc.

Investors:
Tom Filandro, 646-277-1235

Media:
Jessica Liddell, 203-682-8208
DLAPR@icrinc.com